UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2017

Parker-Hannifin Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-4982	34-0451060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6035 Parkland Boulevard, Cleveland, Ohio		44124-4141
(Address of Principal Executive Offices)		(Zip Code)

(216) 896-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Items.

On February 21, 2017, Parker-Hannifin Corporation (“Parker” or the “Company”) priced a private offering of $700.0 million in aggregate principal amount of senior notes due 2027 (the “2027 Notes”), $600.0 million in aggregate principal amount of senior notes due 2047 (the “2047 Notes”) and €700.0 million in aggregate principal amount of senior notes due 2025 (the “2025 Notes” and, together with the 2027 Notes and the 2047 Notes, the “Notes”). The 2027 Notes, the 2047 Notes and the 2025 Notes will bear interest at a rate of 3.250%, 4.100% and 1.125% per annum, respectively. Interest on the 2027 Notes and the 2047 Notes will be paid semi-annually on March 1 and September 1 of each year, commencing September 1, 2017. Interest will be paid on the 2025 Notes annually on March 1 of each year, commencing March 1, 2018. The private offering of the Notes is expected to close on or about February 24, 2017, subject to customary closing conditions.

Parker intends to use the net proceeds from the private offering of the Notes, together with (i) borrowings under its existing term loan agreement, (ii) borrowings under its existing revolving credit facility and/or commercial paper program and (iii) cash on hand, to finance its proposed acquisition of CLARCOR, Inc. (“CLARCOR”), whose shareholders will be asked to approve such proposed acquisition at a special meeting to be held on February 23, 2017. If Parker does not consummate its proposed acquisition of CLARCOR on or prior to December 1, 2017 or, if prior to such date, Parker notifies the trustee under the indenture governing the Notes in writing that the merger agreement among Parker and CLARCOR is terminated, the Notes will be subject to a special mandatory redemption at a price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest on the Notes to, but not including, the special mandatory redemption date.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The private offering of the Notes is being made in private transactions in reliance upon exemptions from the registration requirements of the Securities Act of 1933 (the “Securities Act”). Within the United States, the Notes will be offered only to investors who are “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act. Outside of the United States, the Notes will be offered only to investors who are persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act, in reliance upon Regulation S under the Securities Act.

This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any securities and will not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

FORWARD-LOOKING STATEMENTS

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the Company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the Company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance.

Among other factors which may affect future performance are:

•	changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments;

•	CLARCOR’s potential inability to realize anticipated benefits of the strategic supply partnership with General Electric Company;

•	disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs, and changes in product mix;

•	ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions; ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures;

•	the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities;

•	ability to implement successfully the capital allocation initiatives, including timing, price and execution of share repurchases;

•	availability, limitations or cost increases of raw material, component products and/or commodities that cannot be recovered in product pricing;

•	ability to manage costs related to insurance and employee retirement and health care benefits;

•	compliance costs associated with environmental laws and regulations;

•	potential labor disruptions;

•	threats associated with and efforts to combat terrorism and cyber-security risks;

•	uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals;

•	competitive market conditions and resulting effects on sales and pricing; and

•	global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability.

The Company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER-HANNIFIN CORPORATION

February 21, 2017	By:	/s/ Joseph R. Leonti
Joseph R. Leonti
Vice President, General Counsel and Secretary

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